                                                                    EXHIBIT 12.1

                                THE PANTRY, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (DOLLARS IN THOUSANDS)

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
                                                                         SEP. 30,    SEP. 29,    SEP. 28,    SEP. 26,    SEP. 25,
                                                                           1993        1994        1995        1996        1997
                                                                         --------    --------    --------    --------    --------
Pretax (loss) income..................................................   $  3,326    $   (181)   $ (3,639)   $(10,778)   $   (975)
Fixed charges:
  Interest expense....................................................      7,434      12,047      13,241      11,992      13,039
  Amortization of deferred financing costs............................        162         908       1,038       1,359       1,461
  Preferred stock dividends...........................................        331          31          --       2,654       5,304
  Rental expense (1)..................................................      2,334       2,183       2,253       2,709       2,901
                                                                         --------    --------    --------    --------    --------
Total fixed charges...................................................   $ 10,261    $ 15,169    $ 16,532    $ 18,714    $ 22,705
                                                                         --------    --------    --------    --------    --------
Earnings..............................................................   $ 13,587    $ 14,988    $ 12,893    $  7,936    $ 21,730
                                                                         --------    --------    --------    --------    --------
Ratio (shortfall) of earnings to fixed charges........................       1.32    $   (181)   $ (3,639)   $(10,778)   $   (975)
                                                                         --------    --------    --------    --------    --------
                                                                         --------    --------    --------    --------    --------
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(1) One-third of rental expense related to operating leases representing an appropriate interest factor.